EXHIBIT 99.2

China Shuangji Cement, Ltd. Elaborates on Its 8-K Filing Regarding Previously Issued Financial Statements

-- Restatement Results Increase Net Income $389,468 for First Quarter of 2009 –

Press Release Source: China Shuangji Cement, Ltd. On Friday May 21, 2010, 6:45 am EDT

ZHAOYUAN CITY, China--(BUSINESS WIRE)--China Shuangji Cement, Ltd. (OTCBB:CSGJ) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), today elaborated on its Form 8-K filing, “Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review,” filed on May 20, 2010.

China Shuangji and its new auditors, Bernstein & Pinchuk LLP, are working diligently to file the Company’s amended Form 10-Q for the first quarter ended March 31, 2009, as quickly as possible. In addition, the Company noted that its Form 10-Q for the first quarter ended March 31, 2010, contains the restatement of the Company’s first quarter financials for the period ended March 31, 2009. The Company engaged Bernstein & Pinchuk in January 2010 because of its strong reputation in the financial community and extensive experience with SEC issues and senior stock exchange-listed companies.

In connection with the re-audit, management has concluded that its financial statements for the three month period ended March 31, 2009, included in the Company’s Form 10-Q for the same period, did not properly account for the following items in accordance with U.S. Generally Accepted Accounting Principles: 1) Cost of goods sold was overstated; 2) Selling and Administrative expense was understated; 3) Gain from sale of property was not recorded; and 4) Income tax expense was understated. The net effect of the restatements is that net income for the first quarter of 2009 increased by $389,468.

Decrease in sales	$(17,271)
Decrease in cost of sales	253,503
Increase of selling and administrative expenses	(107,707)
Decrease of interest expense	78
Increase of gain from sale of property	423,276
Decrease of other income	(30)
Subtotal	551,849
Income tax effect of restatement	(162,381)
Increase in net income for the three months ended March 31, 2009	389,468

“The filing of China Shuangji’s Form 10-Q for the period ended March 31, 2010, contained restated numbers for the period ended March 31, 2009, that we believe to be reliable,” stated Michelle Zhu, Chief Financial Officer of China Shuangji Cement, Ltd. “We are confident that we have taken appropriate steps to put the strongest financial controls in place, which includes engaging Bernstein & Pinchuk as our independent registered public accounting firm to audit our financial statements. We are working closely with them to get this matter resolved in a timely manner. Their exceptional reputation and experience with senior stock exchange-listed companies is critical to our future plans for development as a public company.”

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTCBB:CSGJ - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. http://www.shuangjicement.com

About Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP (B&P), a New York-based independent public accounting firm founded in 1983, is an international group of professionals providing audit and assurance, tax and transaction advisory services. With offices in New York, Beijing and Guangzhou, B&P offers the cultural understanding, knowledge, and support needed to efficiently serve and advise its clients. B&P is registered with the Public Company Accounting Oversight Board (PCAOB) with an international reach, whose focus on SEC issues is a significant portion of its practice.

Safe Harbor Statement

The information contained herein includes forward-looking statements. These statements relate to future events or to our future anticipated financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development and market conditions. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We do not intend to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. In addition, please refer to the Risk Factor section of our 2009 Form 10-K filed with the Securities and Exchange Commission on April 15, 2010, and detailed in other reports filed with the Securities and Exchange Commission from time to time.

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